NEWARK, DELAWARE. . .March 6, 1998   Lanxide Corporation (OTC Bulletin
 Board: LNXI), today announced that it has issued a royalty-bearing license to Commodore Environmental Services, Inc. (OTC Bulletin Board: COES) to use CERASET on a worldwide basis, excluding Japan. The license gives Commodore certain business and technology rights that do not conflict with the rights of Lanxide's other 13 licensees or future licensees in the fields for metal matrix composites and ceramic matrix composites.

      Payment for the license included cash, and in addition, cancellation of loans from Commodore to a Lanxide subsidiary in the amount of $4.5 million plus accrued interest. This license transaction was accompanied by a restructuring of various agreements between Lanxide and Commodore.

      Lanxide appointed Michael J. Hollins to its Board of Directors and to serve as Vice President, Operations for the Company. In addition, the Company recommenced operations with a smaller employee base.

      Last month Lanxide had laid off all its employees and sought to restructure its operations. In that connection it sold two of its subsidiaries to DHB Capital Group Inc. While the Company has commenced operations with reduced debt and some additional working capital, it is still working on additional restructuring measures necessary to improve the Company's working capital position.

      Any questions can be directed to the spokesman for the Company:

                R. Michael Rice
                Lanxide Corporation
                1300 Marrows Road
                P.O. Box 6077
                Newark, DE  19714-6077
                Tel. (302) 456-6219
                Fax (302) 454-1712

                            # # # #